Exhibit 10(g)

No. SARs [___]	Date of Grant: January 2, 2009
STOCK APPRECIATION RIGHTS AGREEMENT
OFFICER CLIFF VESTING AWARDS
2004 OMNIBUS STOCK AND INCENTIVE PLAN
FOR DENBURY RESOURCES INC.
     A total of ___Stock Appreciation Rights (individually, and collectively, “SAR(s)”) are hereby granted to ___(the “Holder”) on ___(“Date of Grant”) at the Grant Value determined in this SAR Agreement, and in all respects subject to the terms, definitions and provisions, of the 2004 Omnibus Stock and Incentive Plan For Denbury Resources Inc. (the “Plan”), which is incorporated herein by reference except to the extent otherwise expressly provided in this SAR Agreement.
1. Grant Value. The Grant Value is $___for each SAR, which value is equal to the Fair Market Value of a Share on the Date of Grant.
2. Vesting of SAR Agreement Shares. The SARs shall Vest and become “Vested SARs” and become non-forfeitable (but, without limitation, if unexercised such Vested SARs will expire on date of the termination of the SAR as set out in Section 6 of this Award) and will become 100% Vested on occurrence (if any) of the earliest of the dates (“Vesting Date”) set forth in (a) through (c) below:
(a)	March 31, 2012;

(b)	the date of Holder’s death or Disability; and

(c)	the date of Holder’s Separation if such Separation occurs after Holder’s Retirement Vesting Date, provided that such date must be at least one year from the Date of Grant.
     Notwithstanding any other provision to the contrary, if a Change of Control occurs prior to March 31, 2012, Holder will not be entitled to vest any of the SARs under this SAR Agreement, and all rights of the Holder to any of the SARs under this Agreement, which are not already vested, and without notice, shall terminate and be permanently forfeited.
3. Restrictions — Forfeiture of SARs. The SARs are subject to the Restriction that, all rights of Holder to any SARs which have not become Vested SARs automatically, and without notice, shall terminate and shall be permanently forfeited on the date of Holder’s Separation.

4. Amount Payable, and Form of Payment, on Exercise of SAR.
     (a) Amount Payable on Exercise of SAR. Upon the Holder’s exercise of the a Vested SAR, the Holder shall be entitled to receive the SAR Spread, determined as of the date of exercise of the SAR Agreement, with respect to each SAR exercised on such date. The SAR Spread is the product of (i) the excess of the Fair Market Value of a Share on the date of exercise over the Grant Value, multiplied by (ii) the number of SARs exercised.
     (b) Form of Payment. Within a reasonable period following the exercise of a Vested SAR, the Holder will receive Shares having a Fair Market Value, as determined on the date of exercise of the Vested SAR, equal to the SAR Spread described in Section 4(a) above. Without limiting the generality of the foregoing, the Holder may choose to use a portion of such Shares to satisfy some or all of such Holder’s withholding obligations under Section 5(b) of this SAR Agreement.
5. Exercise of SAR Agreement. This SAR Agreement shall not be exercisable prior to the first date on which a portion of the SARs become Vested SARs, and thereafter (and prior to the termination of this SAR Agreement), this SAR Agreement shall be exercisable, in whole or in part, with respect to Vested SARs.
     (a) Method of Exercise. Without limitation, this SAR Agreement shall be exercised by a written notice delivered to the Administrator which shall:
(i)	state the election to exercise the SAR Agreement and the number of Vested SARs in respect of which it is being exercised; and

(ii)	be signed by the person or persons entitled to exercise the SAR Agreement and, if the SAR Agreement is being exercised by any person or persons other than the Holder, be accompanied by proof, satisfactory to the Administrator, of the rights of such person or persons to exercise the SAR Agreement.
     (b) Withholding. Upon the exercise of the SAR, the minimum withholding required to be made by the Company shall be paid by the Holder to the Administrator in cash, or by the delivery of Shares, which Shares may be in whole or in part Shares acquired through the exercise of this SAR Agreement, based on the Fair Market Value of such Shares on the date of delivery.
     (c) Issuance of Shares. No person shall be, or have any of the rights or privileges of, a holder of the Shares which would be delivered as a result of the exercise of this SAR Agreement unless and until certificates representing such Shares shall have been issued and delivered to such person, such issuance, without limitation, being subject to the terms of the Plan.
     (d) Surrender of SAR Agreement. Upon exercise of this SAR Agreement in part, if requested by the Administrator, the Holder shall deliver this SAR Agreement and other written agreements (if any) executed by the Company and the Holder with respect to this SAR Agreement to the Administrator who shall endorse or cause to be endorsed thereon a notation of such exercise and return the SAR Agreement (and other agreements, if any) to the Holder.
6. Term of SAR Agreement. Without limitation, the unexercised portion of this SAR Agreement shall automatically and without notice terminate at the time of the earliest to occur of the following:
(i)	the 90th day following Holder’s Separation for any reason except death, Disability, or for Cause;

(ii)	immediately upon Holder’s Separation as a result, in whole or in material part, of a discharge for Cause;

(iii)	the first anniversary of Holder’s Separation by reason of death or Disability;

(iv)	the seventh (7th) anniversary of the Date of Grant.
7. No Transfers Permitted. Neither this SAR Agreement nor the SARs are transferable by Holder otherwise than by will or the laws of descent and distribution and, so long as an Holder lives, only Holder or his or her guardian or legal representative shall have the right to exercise Vested SARs.
8. No Right To Continued Employment. Neither the Plan, nor this SAR Agreement, shall confer upon Holder any right with respect to continuation of employment by the Company, or any right to provide services to the Company, nor shall it interfere in any way Holder’s right to terminate employment, or the Company’s right to terminate Holder’s employment, at any time.
9. Law Governing. WITHOUT LIMITATION, THIS SAR AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF DELAWARE.
     Dated as of this ___day of ___, 200___.

DENBURY RESOURCES INC.
Per:
Gareth Roberts, President & CEO

Per:
Phil Rykhoek, Sr. Vice President & CFO

Acknowledgment
     The undersigned hereby acknowledges (i) my receipt of this SAR Agreement, (ii) my opportunity to review the Plan, (iii) my opportunity to discuss this SAR Agreement with a representative of the Company, and my personal advisors, to the extent I deem necessary or appropriate, (iv) my understanding of the terms and provisions of the SAR Agreement and the Plan, and (v) my understanding that, by my signature below, I am agreeing to be bound by all of the terms and provisions of this SAR Agreement and the Plan.
     Without limitation, I agree to accept as binding, conclusive and final all decisions or interpretations (including, without limitation, all interpretations of the meaning of provisions of the Plan, or SAR Agreement, or both) of the Administrator upon any questions arising under the Plan, or this SAR Agreement, or both.
     Dated as of this ___day of ___, 200_.

Holder

A-4